EXHIBIT 99
November 7, 2016                         Contact: Roger Schrum
+843/339-6018
roger.schrum@sonoco.com

Sonoco Completes Sale of Rigid Plastics Blow Molding Operations to Amcor

Hartsville, S.C., U.S. - Sonoco (NYSE: SON) today announced it has completed the sale of its rigid plastics blow molding operations to Amcor, a global leader of rigid and flexible packaging products, for $280 million.

Sonoco’s rigid plastics blow molding operations include seven manufacturing facilities in the U.S. and Canada with 850 employees producing containers serving the personal care and food and beverage markets. The disposition of these operations is expected to impact annual sales by approximately $205 million. The reduction in sales is expected to impact Sonoco’s fourth quarter 2016 and full year 2017 sales comparison by approximately $30 million and $175 million, respectively. The disposition is not expected to notably affect operating margin percentages for the Company’s Consumer Packaging segment.

According to Jack Sanders, Sonoco president and chief executive officer, the decision to sell the blow molding operations was made to focus the Company’s Consumer Packaging portfolio and provide resources to further expand its targeted growth businesses, including flexible packaging, thermoforming plastics and temperature-assurance packaging for transporting pharmaceuticals, biologics and vaccines.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 20,000 employees working in more than 300 operations in 35 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.

# # #

1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com